POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Director and/or officer of Kinark Corporation, a Delaware corporation (the "Company"), hereby constitutes and appoints Paul R. Chastain the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution and authority to sign for the undersigned, as Director or an officer of the Company, or as both, the Company's Form 10-K Annual Report for the period ended December 31, 1997, and any and all exhibits and amendments thereto to be filed with the Securities and Exchange Commission, Washington, D.C. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; hereby ratifying and confirming all acts taken by such agent and attorney-in-fact as herein authorized.

Dated:  March 23, 1998                              /s/ Michael T. Crimmins
                                                    Michael T. Crimmins